As filed with the Securities and Exchange Commission on May 8, 2026
1933 Act File No. 333-292732
U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM N-14
_________________________
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PRE-EFFECTIVE AMENDMENT NO. [ ]
POST-EFFECTIVE AMENDMENT NO. 1
JOHN HANCOCK VARIABLE INSURANCE TRUST
(Exact Name of Registrant as Specified in Charter)
200 Berkeley Street
Boston, Massachusetts 02116
(Address of Principal Executive Offices) (Zip Code)
(800) 344-1029
(Registrant’s Telephone Number, Including Area Code)
_________________________
Christopher Sechler, Esq.
200 Berkeley Street
Boston, Massachusetts 02116
(Name and Address of Agent for Service)
Copies to:
Mark P. Goshko, Esq.
K&L Gates LLP
One Congress Street
Suite 2900
Boston, Massachusetts 02114
This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act of 1933 and will be effective upon filing.
Title of securities being registered: Shares of beneficial interest of the Registrant.
No filing fee is due because Registrant is relying on section 24(f) of the Investment Company Act of 1940, as amended.

JOHN HANCOCK VARIABLE INSURANCE TRUST (“REGISTRANT”)
CONTENTS OF REGISTRATION STATEMENT
This Registration Statement contains the following papers and documents:
Cover Sheet
Contents of Registration Statement
Part A — Proxy Statement and Prospectus - Incorporated herein by reference to the definitive form of Proxy Statement/Prospectus filed pursuant to Rule 497 under the Securities Act of 1933, as amended (“Securities Act”), on February 18, 2026, SEC accession number 0001193125-26-057055.
Part B — Statement of Additional Information - Incorporated herein by reference to the definitive form of Statement of Additional Information filed pursuant to Rule 497 under the Securities Act, on February 18, 2026, SEC accession number 0001193125-26-057055.
Part C — Other Information
Signature Page
Exhibits - The sole purpose of this filing is to file as exhibits, with respect to the reorganization described in the Registrant’s definitive Registration Statement on Form N-14, filed on February 18, 2026: (i) the executed Agreement and Plan of Reorganization, as required by Item 16(4) of Form N-14; (ii) the opinion of counsel supporting the tax matters and consequences to shareholders of the reorganization, as required by Item 16(12) of Form N-14; and (iii) the consent of counsel with respect to the filing of such tax opinion.
Item 15. Indemnification
No change from the information set forth in Item 30 of the most recently filed amendment to the Registration Statement of John Hancock Variable Insurance Trust (the “Registrant”) on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (File Nos. 2-94157 and 811-04146) as filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2026 (accession number 0001193125-26-156991), which information is incorporated herein by reference.
Item 16. Exhibits
1(a)
Amended and Restated Declaration of Trust dated January 22, 2016, as amended – previously filed as exhibit (a)(44)(A) to post-effective amendment no. 113 filed on April 27, 2016, accession number 0001133228-16-009262.

1(a)(1)	Amendment to Declaration of Trust dated December 13, 2018 – previously filed as exhibit (a)(44)(B) to post-effective amendment no. 119 filed on April 25, 2019, accession number 0001133228-19-002411.
1(a)(2)	Amendment to Declaration of Trust dated September 25, 2024 – previously filed as exhibit (a)(2) to post-effective amendment no. 127 filed on April 28, 2025, accession number 0001193125-25-082716.
2(a)	Revised By-laws of the Trust dated June 30, 2006 – previously filed as exhibit (b)(2) to post-effective amendment no. 72 filed on February 13, 2007, accession number 0000950135-07-000767.
2(a)(1)
Amendment dated December 13, 2006 to the By-laws of the Trust, dated June 30, 2006 – previously filed as exhibit (b)(3)
to post-effective amendment no. 72 filed on February 13, 2007, accession number 0000950135-07-000767.

2(a)(2)
Amendment dated March 10, 2016 to the By-laws of the Trust, dated June 30, 2006 – previously filed as exhibit (b)(2) to post-effective amendment no. 113 filed on April 27, 2016, accession number 0001133228-16-009262.

3	Not applicable.
4	Agreement and Plan of Reorganization – FILED HEREWITH
5	Specimen Share Certificate – previously filed as exhibit (4) to post-effective amendment no. 38 filed September 17, 1997, accession number 0000950135-97-003874.
6(a)
Amended and Restated Advisory Agreement dated June 30, 2020 between John Hancock Variable Insurance Trust (the
“Registrant”) and John Hancock Variable Trust Advisers LLC[1]  (the “Adviser”) – previously filed as exhibit (d) to post-effective amendment no. 123 filed on April 23, 2021, accession number 0001133228-21-002276.

6(a)(1)
Amendment dated June 24, 2021 to Amended and Restated Advisory Agreement dated June 30, 2020 relating to Global
Equity Trust and Disciplined Value International Trust, between the Registrant and the Adviser – previously filed as exhibit
(d)(4) to post-effective amendment no. 124 filed on April 22, 2022, accession number 0001133228-22-002304.

6(a)(2)
Amendment dated March 24, 2022 to Amended and Restated Advisory Agreement dated June 30, 2020 relating to Health
Sciences Trust, Mid Value Trust, International Small Company Trust, Disciplined Value Emerging Markets Equity Trust and
Disciplined Value International Trust, between the Registrant and the Adviser – previously filed as exhibit (d)(6) to post-effective amendment no. 124 filed on April 22, 2022, accession number 0001133228-22-002304.

6(a)(3)
Amendment dated March 30, 2023 to Amended and Restated Advisory Agreement dated June 30, 2020 relating to
Disciplined Value International Trust between the Registrant and the Adviser – previously filed as exhibit (d)(8) to post-effective amendment no. 125 filed on April 21, 2023, accession number 0001133228-23-002481.

6(a)(4)
Amendment dated June 29, 2023 to Amended and Restated Advisory Agreement dated June 30, 2020 relating to Blue
Chip Growth Trust and Disciplined Value International Trust between the Registrant and the Adviser – previously filed as exhibit (d)(9) on April 17, 2024, accession number 0001193125-24-099023.

6(a)(5)
Amendment dated December 12, 2024 to Amended and Restated Advisory Agreement dated June 30, 2020 relating to
Disciplined Value International Trust and Health Sciences Trust between the Registrant and the Adviser – previously filed as exhibit (d)(12) to post-effective amendment no. 127 filed on April 28, 2025, accession number
0001193125-25-082716.

6(b)
Subadvisory Agreement dated February 12, 2020 relating to Disciplined Value International Trust, between the Adviser and
Boston Partners Global Investors, Inc. – previously filed as exhibit (d)(2)(B) to post-effective amendment no. 121 filed on
April 24, 2020, accession number 0001133228-20-001889.

6(b)(1)
Amendment dated June 24, 2021 to Subadvisory Agreement dated February 12, 2020 relating to Disciplined Value
International Trust, between the Adviser and Boston Partners Global Investors, Inc. – previously filed as exhibit (d)(12) to post-effective amendment no. 124 filed on April 22, 2022, accession number 0001133228-22-002304.

6(b)(2)
Amendment dated March 24, 2022 to Subadvisory Agreement dated February 12, 2020 relating to Disciplined Value
International Trust, between the Adviser and Boston Partners Global Investors, Inc. – previously filed as exhibit (d)(13) to post-effective amendment no. 124 filed on April 22, 2022, accession number 0001133228-22-002304.

6(b)(3)
Amendment dated March 30, 2023 to Subadvisory Agreement dated February 12, 2020 relating to Disciplined Value
International Trust, between the Adviser and Boston Partners Global Investors, Inc. – previously filed as exhibit (d)(13) to post-effective amendment no. 125 filed on April 21, 2023, accession number 0001133228-23-002481.

6(b)(4)
Amendment dated June 29, 2023 to Subadvisory Agreement dated February 12, 2020 relating to Disciplined Value
International Trust, between the Adviser and Boston Partners Global Investors, Inc. – previously filed as exhibit (d)(16) on
April 17, 2024, accession number 0001193125-24-099023.

6(b)(5)
Amendment dated December 12, 2024 to Subadvisory Agreement dated February 12, 2020 relating to Disciplined Value
International Trust, between the Adviser and Boston Partners Global Investors, Inc. – previously filed as exhibit (d)(22) to post-effective amendment no. 127 filed on April 28, 2025, accession number 0001193125-25-082716.

7
Amended and Restated Distribution Agreement dated June 30, 2020 between the Registrant and John Hancock
Distributors, LLC (the “Distributor”) – previously filed as exhibit (e) to post-effective amendment no. 123 filed on April 23,
2021, accession number 0001133228-21-002276.

8	Not Applicable.
9(a)
Custodian Agreement dated September 26, 2008 between the Trust and State Street Bank and Trust Company – previously filed as exhibit (g) to post-effective amendment no. 84 filed on February 13, 2009, accession number
0000950135-09-000965.

9(a)(1)
Amendment dated October 1, 2015 to Custodian Agreement dated September 26, 2008 between the Trust and State
Street Bank and Trust Company – previously filed as exhibit (g)(1) to post-effective amendment no. 123 filed on April 23,
2021, accession number 0001133228-21-002276.

9(a)(2)
Amendment dated December 14, 2020 to Custodian Agreement dated September 26, 2008 between the Trust and State
Street Bank and Trust Company – previously filed as exhibit (g)(2) to post-effective amendment no. 123 filed on April 23,
2021, accession number 0001133228-21-002276.

9(a)(3)
Amendment dated July 1, 2022 to Custodian Agreement dated September 26, 2008 between the Trust and State Street
Bank and Trust Company – previously filed as exhibit (g)(3) to post-effective amendment no. 125 filed on April 21, 2023, accession number 0001133228-23-002481.

9(a)(4)
Amendment dated March 27, 2025 to Custodian Agreement dated September 26, 2008 between the Trust and State
Street Bank and Trust Company – previously filed as exhibit (g)(4) to post-effective amendment no. 128 filed on April 15,
2026, accession number 0001193125-26-156991.

10(a)
Series I Shares Rule 12b-1 Plan (formerly Class A Shares) dated September 21, 2001, as amended April 4, 2002, June 26,
2003, April 1, 2004, December 13, 2004, June 23, 2005, September 23, 2005, December 13, 2005, March 30, 2006,
March 23, 2007, September 28, 2007, June 27, 2008, September 26, 2008, December 17, 2008, March 20, 2009,
June 25, 2010, March 25, 2011, March 23, 2012, June 30, 2012 and September 27, 2013 – previously filed as exhibit
(m) on April 24, 2015, accession number 0001133228-15-001781.

10(a)(1)
Series II Shares Rule 12b-1 Plan (formerly Class B Shares) dated September 21, 2001, as amended April 4, 2002, April 2,
2003, April 1, 2004, December 13, 2004, June 23, 2005, September 23, 2005, December 13, 2005, March 30, 2006,
March 23, 2007, September 28, 2007; June 27, 2008, September 26, 2008, December 17, 2008, March 20, 2009;
June 25, 2010, March 25, 2011, March 23, 2012, June 30, 2012 and September 27, 2013 – previously filed as exhibit
(m)(1) on April 24, 2015, accession number 0001133228-15-001781.

10(a)(2)
Series II Shares Voluntary Rule 12b-1 Fee Waivers dated July 1, 2016 for American Growth Trust, American Growth and
Income Trust, American International Trust, American Asset Allocation Trust, American New World Trust, and American
Global Growth Trust – previously filed as exhibit (m)(1)(A) on April 26, 2018, accession number 0001133228-18-002473.

10(a)(3)
Series III Shares Rule 12b-1 Plan dated March 23, 2007, as amended September 28, 2007, March 20, 2009, June 25,
2010, March 25, 2011, March 23, 2012 and September 27, 2013 – previously filed as exhibit (m)(2) on April 24, 2015, accession number 0001133228-15-001781.

10(b)
Rule 18f-3 Plan dated September 21, 2001, as amended April 4, 2002, June 26, 2003, December 13, 2004, June 23,
2005, December 13, 2005, March 30, 2006, March 23, 2007, September 28, 2007, March 25, 2008, March 23, 2012,
June 30, 2013 and September 27, 2013 – previously filed as exhibit (n) on April 24, 2015, accession number
0001133228-15-001781.

10(c)
Agreement to Waive Advisory Fees and Reimburse Expenses dated June 26, 2025 between the Registrant and John
Hancock Variable Trust Advisers LLC – previously filed as exhibit (h)(8) to post-effective amendment no. 128 filed on
April 15, 2026, accession number 0001193125-26-156991.

10(d)
Advisory Fee Waiver Agreement dated December 11, 2025 between the Registrant and John Hancock Variable Trust
Advisers LLC – previously filed as exhibit (h)(9) to post-effective amendment no. 128 filed on April 15, 2026, accession number 0001193125-26-156991.

11
Opinion and Consent of Harsha Pulluru, Esq., regarding legality of issuance of shares and other matters – previously filed as exhibit 11 to the registration statement on Form N-14 filed on January 14, 2026, accession number
0001193125-26-012909.

12	Opinion of K&L Gates LLP on tax matters. – FILED HEREWITH.
13	Not applicable.
14(a)	Consent of PricewaterhouseCoopersLLP. – previously filed as exhibit 14 to the registration statement on Form N-14 filed on January 14, 2026, accession number 0001193125-26-012909.
14(b)	Consent of K&L Gates LLP. – FILED HEREWITH.
15	Not Applicable.
16	Power of Attorney dated December 11, 2025. – previously filed as exhibit 16 to the registration statement on Form N-14 filed on January 14, 2026, accession number 0001193125-26-012909.
1
Prior to June 28, 2019, John Hancock Variable Trust Advisers LLC was known as John Hancock Investment Management Services, LLC.
Item 17. Undertakings
(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of

Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”) the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Boston and The Commonwealth of Massachusetts, on the 8th day of May, 2026.
JOHN HANCOCK VARIABLE INSURANCE TRUST
By:	/s/ Kristie M. Feinberg
Name: Kristie M. Feinberg Title: President (Chief Executive Officer and Principal Executive Officer) and Trustee
Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.
Signature	Title	Date
/s/ Kristie M. Feinberg	President (Chief Executive Officer and Principal Executive Officer) and Trustee	May 8, 2026
Kristie M. Feinberg
/s/ Fernando A. Silva	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 8, 2026
Fernando A. Silva
/s/ Andrew G. Arnott*	Trustee	May 8, 2026
Andrew G. Arnott
/s/ William K. Bacic*	Trustee	May 8, 2026
William K. Bacic
/s/ James R. Boyle*	Trustee	May 8, 2026
James R. Boyle
/s/ Noni Ellison McKee*	Trustee	May 8, 2026
Noni Ellison McKee
/s/ Grace K. Fey*	Trustee	May 8, 2026
Grace K. Fey
/s/ Dean C. Garfield*	Trustee	May 8, 2026
Dean C. Garfield
/s/ Christine L. Hurtsellers*	Trustee	May 8, 2026
Christine L. Hurtsellers
/s/ Deborah C. Jackson*	Trustee	May 8, 2026
Deborah C. Jackson
/s/ Hassell H. McClellan*	Trustee	May 8, 2026
Hassell H. McClellan
/s/ Kenneth J. Phelan*	Trustee	May 8, 2026
Kenneth J. Phelan
/s/ Frances G. Rathke*	Trustee	May 8, 2026
Frances G. Rathke
/s/ Thomas R. Wright*	Trustee	May 8, 2026
Thomas R. Wright
*
By: Power of Attorney.

By:	/s/ Harsha Pulluru
Harsha Pulluru Attorney-In-Fact
*
Pursuant to Power of Attorney previously filed as exhibit 16 to the registration statement on Form N-14 filed on January 14, 2026.

Exhibit Index
4	Agreement and Plan of Reorganization
12	Opinion of K&L Gates LLP on tax matters
14(b)	Consent of K&L Gates LLP